Exhibit 10.15

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
September 1, 2009
Mr. Declan Daly
Chief Operating Officer
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
RE: Engagement Letter
Dear Mr. Daly:
This letter agreement (this “Agreement”) confirms Fibrocell Science Inc.’s (the “Company”) engagement of John Carris Investments LLC, a New York limited liability company (“John Carris”) and Viriathus Holdings LLC, Viriathus Capital LLC Series only and not the LLC generally or any other series of the LLC therein, a Delaware series limited liability company (“Viriathus”), collectively (the “Agents”) as investment bankers, financial advisors and consultants of the Company and sets forth the terms and conditions pursuant to which the Agents shall perform in said capacity.
1.	Retention: Subject to the terms and conditions of this Agreement, the Company hereby engages the Agents to act on behalf of the Company as its exclusive investment bankers, financial advisors and consultants commencing on the date hereof and continuing for a period of twelve (12) months hereafter (the “Engagement” or “Exclusive Period”). This Agreement shall automatically renew for an additional twelve (12) month period unless the Company provides notice to cancel this Agreement within ninety (90) days of the expiration of this Agreement. A carve-out of the exclusive right during the Exclusive Period shall be granted by the Agents provided that they are able to participate as co-arrangers or co-placement agents in any financing transaction proposed during the Exclusive Period.
2.	Services: During the Engagement and subject to the terms and conditions herein, the Agents agree to provide financial services consisting of: (i) evaluating the Company’s requirements for funding growth and expansion of the Company’s operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company’s business and securities; (iv) increasing the public exposure of the Company through introductions to institutions, brokers and the investment community, and (v) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not the Agents or others originate such opportunities. The Agents agree to devote such time, attention, and energy as may be necessary to perform the services hereunder. The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require the Agents to (i) provide a minimum number of hours of service to the Company or to limit the right of the Agents to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by the Agents will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by the Agents under any final agreements with such investor(s).

Page | 1

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
3.	Remuneration: For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with the Agents, the Company agrees as follows:
a.	Retainer: Upon the execution of this Agreement, the Company shall issue to the Agents or their assignees stock options to purchase one-million (1,000,000) shares of common stock at US$0.75 per share for a period of five years (the “Options”), which Option is attached hereto as Exhibit A.

b.	Placement Fees: The Agents shall receive an aggregate cash placement fee equal to 10% of the total purchase price of the securities sold in the first financing, to be completed prior to September 30,2009, following the execution of this Agreement (the “Initial Financing”), and 8% of the total purchase price of the securities sold in any other transaction to investors introduced by the Agents, including all amounts placed in an escrow account or payable in the future (including future issuances resulting from anti dilution provisions) and all amounts paid or payable upon exercise, conversion or exchange of such securities received or receivable directly by the Company (“Aggregate Consideration”) in any placement of the securities in connection with the Agents’ efforts hereunder. Such consideration paid in cash shall be paid directly to the Agents out of escrow, as and when such consideration is paid to the Company. The Company shall also pay to the Agents in cash an amount aggregate equal to 10% (or 8% with respect to all transactions other than the Initial Financing) of the cash proceeds received (directly or indirectly) from the exercise of any Investor Warrants issued in the Transaction by the holders of those Warrants. All amounts paid to the Agents shall be divided equally between Viriathus and John Carris.

c.	Placement Warrants: On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to the Agents warrants (the “Placement Warrants”) in an aggregate amount equal to 10% of the aggregate consideration raised by the Agents; provided such percentage shall be 8% with respect to all transactions other than the Initial Financing. The exercise price of the Placement Warrants shall equal to the lower of (i) the lower price (to any investor(s)) at which any units of the Company is or may be sold in such placement or upon the conversion, exercise or exchange of such securities, or (ii) the closing bid price of the Company’s common shares on the trading date immediately prior to the relevant closing date. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include a cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The exercise price of the Warrants shall be subject to full-ratchet anti-dilution protection. The Warrants shall have piggy-back registration rights. The Warrants shall be transferable, subject only to the securities laws, by the holders thereof. The Agents represent, covenant and agree that they will obtain the Warrants for investment purposes for their own account only and will not sell, offer to sell, distribute or offer to distribute, the Warrants or securities of the Company into which the Warrants are convertible, without being registered under the Securities Act of 1933, as amended.

Page | 2

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
d.	Tail Period: The company shall and shall have caused its affiliates to pay the Agents all compensation described in this Section 3 with respect to all financing candidates at any time prior to the expiration of two (2) years after the Termination Date (the “Tail Period”) if such candidates were identified to the Company by the Agents during the Authorization Period and the Agents provided written notification to the Company of the introduction and Company does not dispute in writing that the Agents identified such candidates to the Company.

e.	Mergers and Acquisitions: The company agrees that if the Agents, directly or indirectly, introduces the Company, during the term of this Agreement, to any person or entity that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof, then the Company shall pay to the Agents a fee. The fee will be paid in a combination of stock and cash that will reflect the exact percentage of stock and or cash used for the transaction and will be calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

•	6% on the first	$7,000,000
•	5% on the amount from	$7,000,001	to	$9,000,000
•	4% on the amount from	$9,000,001	to	$11,000,000
•	3% on the amount from	$11,000,001	to	$13,000,000
•	2% on the amount from	$13,000,001	to	$15,000,000
•	1% on the amount above			$15,000,001
f.	“Transaction Value” shall mean the aggregate value of all cash, securities, notes, debentures purchase options, royalties, management, and consulting agreements; marketing, licensing and revenue contracts; agreements not-to-compete, including contingent and installment payments; consideration paid for assets owned by majority owned subsidiaries of the Company or entities in any business relationship which are used in or are potentially useful in the Company’s business; the total value of liabilities avoided by the Company or assumed by the acquirer; the total value of all liabilities on the Company’s balance sheet that are transferred to the acquirer of the stock of the Company in a stock transaction and any other tangible net benefit to the Company, its shareholders or directed beneficiaries and other property and valuable consideration of every kind either (i) transferred to the Company and its affiliates in connection with any transaction involving any investment , loan or any other equity or debt financing for, or acquisition of, the Company or any affiliate thereof, or in connection with an acquisition of equity or assets thereof or (ii) transferred by the Company and its affiliates in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company or any affiliate thereof or (iii) transferred or otherwise contributed by all parties to enter into any joint venture or similar joint enterprise or undertaking with the Company or any affiliate thereof. The aggregate value of all such cash, securities and other property and valuable consideration shall be the aggregate fair market value thereof as determined jointly by the Agents and the Company, or by an independent appraiser jointly selected by the Agents and the Company.

Page | 3

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
4.	Representations, Warranties and Covenants of the Company: The Company hereby represents and warrants and covenants as follows:
a.	(i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company’s partnership agreement, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

b.	In the event that the Company wishes to enter into a transaction that requires the approval of members, it is understood that both the management and the board of directors will use its best efforts to obtain such approval.

c.	Upon the filing of any registration statement by the Company pursuant to the Securities Act of 1933, as amended, in connection with the proposed offer and sale of any of its securities by it or any of its security holders, the Company shall also register for resale by the holder(s) thereof in such registration statement any units issued or issuable as a result of any placement made pursuant to this Agreement.
5.	Representations, Warranties and Covenants of the Agents: The Agents hereby represent and warrant that: (i) they are a business entity duly organized, validly existing and in good standing under the laws of the State of New York and Delaware respectively; (ii) they have the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (iii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Agents enforceable against them in accordance with its terms; (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Agents’ company agreement, or (B) any agreement to which the Agents are a party or by which any of their property or assets are bound; and (v) the Agents are, or are an affiliate of, a member in good standing with FINRA which is registered as a broker-dealer under the Securities Exchange Act of 1934, and is duly licensed as a broker-dealer under the laws of the State of New York and each state in which they will conduct brokerage activities in connection with the Securities.

6.	Independent Contractor: The Agents and the Company hereby acknowledge that the Agents are independent contractors. The Agents shall not hold themselves out as, nor shall they take any action from which others might infer that they are a partner of or joint venture with, the Company. In addition, the Agents shall take no action, which binds, or purports to bind, the Company.

7.	Confidentiality: The Company acknowledges that all opinions and advice, whether oral or written, given by the Agents to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Agents to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced,

Page | 4

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to the Agents or use the Agents’ names in any annual report or any other report or release of the Company without each of the Agents’ prior written consent, except that the Company may, without the Agents’ further consent, disclose this Agreement (but not information provided to the Company by the Agents) in the company’s filings with the Securities and Exchange Commission, if such disclosure is required by law. Similarly, the Company may provide proprietary and confidential information to the Agents in connection with this Agreement, which Company will identify as such at the time it is disclosed to the Agents. The Agents will keep such information confidential and not disclose it to any third party without Company’s consent, and will use any such information provided by the Company solely for the purpose of providing services to the Company under this Agreement. The Company does not guarantee the accuracy of any technical or economic projection and forecasts that may be provided to the Agents hereunder.

8.	Reimbursement: The Company agrees to promptly reimburse the Agents, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by the Agents (including fees and disbursements of counsel and of other consultants and advisors retained by the Agents) in connection with the matters contemplated by this Agreement. The Company’s prior approval in writing will be required for any individual expenses above US$500.00.

9.	Indemnification: The Company agrees that it shall indemnify and hold harmless, the Agents, their members, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information furnished to the Agents by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or the Agents’ performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from the Agents’ gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and the Agents on the other, from

Page | 5

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agents on the other, but also the relative fault of the Company and the Agents; provided, however, in no event shall the aggregate contribution of the Agents and/or any Indemnified Party be in excess of the net compensation actually received by the Agents and/or such Indemnified Party pursuant to this Agreement.

In the event any Indemnified Party shall incur any expenses covered by this Section 9, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party’s delivery to the Company of an invoice therefore, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company’s receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of the Agents’ engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company’s business or assets.

10.	Notices: Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:	If to the Agents:

Mr. Declan Daly	Mr. David Batista
Chief Operating Officer	Senior Managing Director
Fibrocell Science, Inc.	Viriathus Capital LLC
405 Eagleview Boulevard	2 Rector Street, 16th Floor
Exton, PA 19341	New York, NY 10006-1840
United States of America	United States of America
Fax: +1 484 713 6001	Fax: +1 212 380 1921
ddaly@isolagen.com	david.batista@viriathus.com

Page | 6

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
With a further copy to:
Mr. George Carris
Chief Executive Officer
John Carris Investments LLC
44 Wall Street, 12th Floor
New York, NY 10005
Fax: +1 212 461 2115
george.carris@johncarrisinvestments.com
11.	Entire Agreement: This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

12.	Survival of Representations and Warranties: The representations, warranties, acknowledgments and agreements of the Agents and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

13.	Governing Law: This Agreement shall be construed according to the laws of the State of New York and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties’ consents exclusively to personal jurisdiction in New York, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys’ fees and/or arbitration costs.

14.	Successors: This Agreement may not be assigned by either the Company or the Agents without the prior written consent of the other party. This Agreement shall be binding upon the parties, their permitted successors and assigns.

15.	Execution: This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.
[Remainder of page intentionally left blank]

Page | 7

INVESTMENT BANKING AGREEMENT	EXECUTION COPY
Agreed to and accepted this 1st day of September, 2009.

Viriathus Holdings LLC,
Fibrocell Science, Inc.		Viriathus Capital LLC Series

By:	/s/ Declan Daly Declan Daly	By:	/s/ David Batista David Batista
	Chief Operating Officer		Senior Managing Director

John Carris Investments LLC

		By:	/s/ George Carris

George Carris
Chief Executive Officer

Page | 8